EXHIBIT 99

Contact:

Investor Relations:

The Blueshirt Group

415-217-7722

Stacie Bosinoff, stacie@blueshirtgroup.com

Nicole Gunderson, nicole@blueshirtgroup.com

Media:

Kay Rindels

SPS Commerce

866-245-8100

krindels@spscommerce.com

SPS Commerce Appoints New Board Member Brad Cleveland

Proto Labs CEO Brings Proven Supply Chain Expertise to SPS’ Board of Directors

Minneapolis, Minn., November 19, 2012—SPS Commerce (NASDAQ: SPSC), a leading provider of on-demand supply chain management solutions, today announced that it has appointed Brad Cleveland to its board of directors effective November 19, 2012.

Since November 2001, Mr. Cleveland has served as a member of the board of directors and the President and CEO of Proto Labs Inc. (NYSE: PRLB). Proto Labs is a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. Prior to November 2001, Mr. Cleveland served in a variety of engineering and management positions at MTS Systems Corporation, a global supplier of test systems and industrial position sensors.

“We are pleased to welcome Brad to our board of directors,” said Archie Black, President and CEO of SPS Commerce. “His industry experience and proven leadership in the supply chain ecosystem make him a great addition to our board. We look forward to working with him.”

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions and the Retail Universe community, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way the retail supply chain community of suppliers, retailers, distributors and other customers build their trading partner relationships and manage and fulfill orders. Our Retail Universe hosts profiles of thousands of retail supply chain members, and enables retailers, suppliers and 3PLs to find, connect and form new business partnerships based on product or integration requirements. The SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 3,000 order management models across 1,500 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 45,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has achieved 47 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com or www.retailuniverse.com.

The SPS Commerce logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7184

SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. Retail Universe is a service mark of SPS Commerce. All other names and trademarks are the property of their respective holders.